EXHIBIT 99

                             NEWS RELEASE
                            --------------


               NEWELL CO. COMPLETES $500 MILLION PRIVATE
             PLACEMENT OF CONVERTIBLE PREFERRED SECURITIES

     FREEPORT, IL, December 12, 1997 -- Newell Co. today reported that it has completed a private placement of $500,000,000 of convertible quarterly income preferred securities of a subsidiary trust. The sole asset of the trust will be Newell Co. convertible subordinated debentures due 2027. The preferred securities will be (i) entitled to cash distributions at an annual rate of 5-1/4% of the $50 liquidation preference, (ii) convertible into Common Stock of Newell Co. at the rate of .9865 shares of Common Stock for each preferred security (equivalent to an approximate conversion price of $50.685 per share of Common Stock), and (iii) subject to a limited guarantee by Newell Co. The Company has applied the proceeds of the placement to the repayment of borrowings under its commercial paper program.

     The securities were placed pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The securities placed have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

     Newell is a multi-national manufacturer and marketer of high-volume staple consumer products which are sold through a variety of retail and wholesale distribution channels. Product categories include hardware & home furnishings, office products, and housewares.